Exihbit 99.1

Contact: Terry L. Cochran, President and CEO
541/298-6633 or tcochran3389@gmail.com

COLUMBIA BANCORP ANNOUNCES FDIC RECEIVERSHIP
OF ITS BANK SUBSIDIARY, COLUMBIA RIVER BANK
     The Dalles, Oregon — January 22, 2010 — Columbia Bancorp (Nasdaq: CBBO) (the “Company”), the bank holding company for Columbia River Bank (the “Bank”), today announced that on Friday, January 22, 2010, Columbia River Bank, the wholly-owned subsidiary of Columbia Bancorp, was closed by the State of Oregon, Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities, and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.
     Beginning on January 23, 2010, the 21 branch offices of the Bank will reopen as branches of Columbia Banking System (Nasdaq: COLB). Customers who have questions about the foregoing matters, or who would like information about the closure of the Bank, may visit the FDIC’s web site or call the FDIC toll-free at 1.800.405.8739.
     Columbia River Bank was issued a Cease and Desist Order by the FDIC and State on February 9, 2009. Chief among the mandates included in the Order was to restore capital depleted primarily by the collapse of the real estate market, and the resulting effects on the Bank’s loan customers. Because this regulatory action occurred before the bank published 2009 year-end results, we cannot yet provide reliable year-end information. Unaudited preliminary financial results indicated Columbia River Bank’s total year-end assets were $955 million. Total deposits were $908 million and total loans $661 million. Even though year-end capital and reserves were estimated to be $41 million, and Columbia Bancorp management believed the Bank was viable, had customer and community support, and had a reasonable chance to restore capital over time, the $41 million was short of regulatory requirements.
     The Company’s shares of the Bank were its principal asset. Accordingly, as a result of the Company’s current financial condition, the board of directors of the company is considering its alternatives, including the dissolution and winding up of the Company by its board of directors, pursuant to the Oregon Revised Statutes
     Columbia River Bank was first chartered in The Dalles in 1977. Later it merged with Juniper Bank, Klickitat Valley Bank and Valley Community Bank. It operated 21 branches in Oregon and Washington.
     As reported by the FDIC, Columbia River Bank’s assets have been sold to Columbia Banking System (Nasdaq: COLB) based in Tacoma, Washington. Columbia Banking System currently operates 50 branches in Oregon and Washington under the name of Columbia Bank. In addition to the similarity in names, Columbia Bank, like Columbia River Bank, is dedicated to their customers, their communities and their employees. They strive to make a positive difference in each community they serve and they try to be part of — not just in — each community.
     Any questions should be directed to Terry L. Cochran, President and Chief Executive Officer of Columbia Bancorp at (541) 298-6633.